EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, Netherland, Sewell & Associates, Inc., hereby consents to the incorporation by reference in the registration statement on Form S-8 (File No. 333-149190) and the registration statements (Nos. 333-148509 and 333-147322) on Form S-3/A and S-3ASR of BreitBurn Energy Partners L.P. of information from our Firm’s reserve report dated January 24, 2008 entitled “Reserves and Future Revenue of Certain BreitBurn Energy Partners L.P. Oil and Gas Properties As of December 31, 2007”and all references to our firm included in or made a part of the BreitBurn Energy Partners L.P. Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr.
Senior Vice President Houston, Texas

March 14, 2008